EXHIBIT INDEX

       Exhibit No.   Description of Exhibit

99.1   Press Release dated June 7, 2010

Exhibit 99.1

EU MERGER UPDATE

Las Vegas, June 7, 2010 - PTS, Inc. (PTSH.OB) announced today that it is preparing a Letter of Intent (LOI) to merge with a European tissue engineering company.  This is one of several entities PTSH plans to merge with in the coming months.

PTSH is unable to disclose the name and specifics about the company until the LOI is signed. However, PTSH can disclose that the company was founded in 1997, focuses in the areas of regeneration of joint cartilage, development of tissue engineered bone substitutes, isolation, cultivation and differentiation of multipotent stem cells from follicular fluid.

Marc Pintar, Interim President and CEO of PTSH comments, “We are extremely excited to be sharing today’s news with you.  We are moving quickly to execute a LOI and appreciate the investment community’s understands of our limited disclosure at this time.  When time permits we will be forthright with all details”.

The company in question has two core competencies: (1) Cell Culturing (in vitro and cryopreservation); and Molecular biology/biochemistry (quantitative PCR, test for metabolic activity in cells, DNA/calcium/glycosaminglycan qualification).  According to the company it has functional assays using mesenchymal stem cells from human bone marrow and adipose tissue to quantify and qualitatively assess the effect of drug candidates.  Furthermore, the company starts that in comparison to standardized cell lines, high biological variability of primary culture cells presents an advantage in the process of drug discovery and testing and that, due to diverse responses of the cells on the tested molecule, effectiveness of the compound can be evaluated earlier in the process, thereby reducing time and cost of drug development.

“PTSH believes that with our assistance this new merger could elevated the business and position itself to take advantage of various business opportunities”. Stated Mr. Pintar.

An 8-K along with a copy of the signed and executed LOI specifying all the terms and conditions of the transaction will be filed with the SEC shortly.

The company reminds its shareholders and followers to monitor PinkSheets.com filing section and also our IR company web site section “PRESS RELEASES AND FILINGS” TAB http://www.minamargroup.net/ for non newsworthy corporate updates.

For any matters relating to retail investor queries or to send the company or its IR a message please click on the “INVESTOR SUPPORT” TAB, or the direct link http://www/minimargroup.net/helpdesk.  In this regard, Mina Mar Group works diligently to answer and address all the pressing issues regarding its clients to the shareholders’ satisfaction. MMG is in constant contact with the companies, addressing, obtaining, processing and processing all inquiries. Depending on the location of the issuer it may take up to several days, depending on the company’s location and management’s availability to address these pressing issues. MMG is often one of the advisors or IR companies utilized by the issuer.  In a normal course of business and a pending transaction the issuer may opt to remain silent in order not to lose advantage to a competitor.  MMG is mindful that sometimes shareholders want answers now, which for above reasons cannot be fulfilled on a timely basis.

Don’t be a victim.  Report a stock basher to authorities.  The company is mindful that short sellers, the company competitors and stock bashers stalk small cap Pink Sheets listed companies with hidden agendas.  Visit http://www.stockbasher.com/ and find out what criminal and civil actions the US authorities are taking against web sites and the remedies available to you as an individual investor.  Discover for yourself why and how the USA based small businesses and the backbone of the economy suffer.  Stay informed and do not allow entrepreneurs dreams, innovations, and their access to capital to be thwarted as “scalpers” and day traders vigorously day in and day out try to exploit and extinguish US innovation and progress for quick profits.

Filings for this event are currently being reviewed and will be filed with Pink Sheets and Client Support section in due course. To be included in company’s email database for press releases, industry updates, and non-weekly activity in the company that may or may not be news released, please subscribe or opt in mailer at http://www.minamargroup.com/updates.

Safe Harbor Statement

Information in this news release may contain statements about future expectations, plans prospects or performance of PTS, Inc. that constitute forward-looking statements for the purposes of the Safe Harbor Provisions under the Private Securities Litigation reform Act of 1995.  The word or phrases “can be”, “expects”, “may affect”, “believed”, “estimate”, “project” and similar words and phrases are intended to identify such forward-looking statements.  PTS, Inc. cautions you that any forward-looking information provided by or on behalf of PTS, Inc. is not a guarantee of future performance.  None of the information in this press release constitutes or is intended as an offer to sell securities or investment advice of any kind.  PTS, Inc.’s actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond PTS, Inc.’s control.  In addition to those discussed in PTS, Inc.’s press releases, public filings, and statements by PTS, Inc.’s management, including, but not limited to, PTS, Inc.’s estimate of the sufficiency of its existing capital resources, PTS, Inc.’s ability to raise additional capital to fund future operations, PTS, Inc.’s ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities, and in identifying contracts which match PTS, Inc.’s capability to be awarded contracts.  All such forward-looking statements are current only as of the date on which such statements were made.  PTS, Inc. does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

CONTACT:  For any investor relations matters, please contact www.minamargroup.net/helpdesk; Investor Relations Department Inquiry, http://www.minamargroup.net/ (IR); For (M&A) and Corporate Matters, http://.www.minamargroup.com/

SOURCE PTS, Inc.

www.prnewswire.com

Copyright © 2010 PR Newswire.  All rights reserved.